For more information contact:

Investors
Suzanne DuLong
(206) 272-7049
s.dulong@f5.com

Media
Rob Gruening
(206) 272-6208
r.gruening@f5.com
F5 Adds Marianne Budnik to Board of Directors

SEATTLE – October 11, 2022 – F5, Inc., (NASDAQ:FFIV) today announced the appointment of Marianne Budnik to its board of directors. Budnik joins F5’s board effective immediately. She is an accomplished leader, with extensive marketing and cybersecurity expertise, as well as more than 25 years’ operating experience in the technology sector.
“Marianne’s leadership in high-growth cybersecurity, networking and application management organizations of scale will add valuable expertise and perspective to our board,” said Alan Higginson, chairperson, F5 Board of Directors. “Her experience with category definition and positioning, brand stewardship, go-to-market strategy, and revenue operations make her a strong addition as we continue to expand F5’s cloud-oriented security portfolio and leadership.”
Budnik currently serves as Chief Marketing Officer for Talon Cyber Security. Previously she served as Chief Marketing Officer for CrowdStrike, where she also oversaw the company’s diversity, equity, and inclusion programs. Ms. Budnik’s prior roles include Chief Marketing Officer for CyberArk, a leader in Privileged Access Management and Identity Security solutions, as well as leadership roles with SimpliVity, Acme Packet, CA Technologies, and EMC Corporation.
Budnik earned an M.B.A. from Boston University and a bachelor’s degree from Babson College and currently serves on the board of directors for publicly traded Cerence, Inc.
F5’s board is committed to adding strong new voices. With Budnik’s appointment, F5’s board expands to twelve members, eleven of whom are independent. In addition, in the past five years, seven of the eight directors added and currently serving on the board identify as diverse, including 33% who identify as female.
About F5
F5 is a multi-cloud application services and security company committed to bringing a better digital world to life. F5 partners with the world’s largest, most advanced organizations to optimize and secure every app and API anywhere, including on-premises, in the cloud, or at the edge. F5 enables organizations to provide exceptional, secure digital experiences for their customers and continuously stay ahead of threats. For more information, go to f5.com. (NASDAQ: FFIV)
You can also follow @F5 on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies. F5 and BIG-IP are trademarks, service marks, or tradenames of F5, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
F5 is a trademark, service mark, or tradename of F5, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.
Source: F5, Inc.